Filed Pursuant to Rule 424(b)(5)

Registration No. 333-258491

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 16, 2021, as amended)

1,378,677 Shares of Common Stock,

Warrants to Purchase up to 1,378,677 Shares of Common Stock

and

the Shares of Common Stock underlying the Warrants

This Prospectus Supplement No. 2 (this “Prospectus Supplement No. 2”) relates to the sale of (i) 1,378,677 shares of our common stock, par value $0.01 per share, and warrants to purchase 1,378,677 shares of common stock (the “Warrants”), as described in this prospectus supplement and the base prospectus. Each share of common stock and accompanying Warrant is being sold together at a price of $4.29. The Warrants will have an exercise price of $5.22 per share, will be immediately exercisable and will expire on the fifth anniversary of the issuance date. This offering also relates to the shares of common stock issuable upon exercise of the Warrants. The shares of common stock and the Warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

As used in this Prospectus Supplement No. 2, “Intrusion,” the “Company,” “we,” “us,” or “our” refer to Intrusion Inc. and its subsidiaries, unless otherwise indicated. This Prospectus Supplement No. 2 should be read together with the base prospectus and this Prospectus Supplement No. 2 is qualified by reference to the base prospectus (collectively, the “Prospectus”), except to the extent that the information in this Prospectus Supplement No. 2 updates and supersedes the information contained in the base prospectus. This Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in conjunction with, the base prospectus, including any amendments thereto.

Our common stock is listed on The Nasdaq Stock Market (“Nasdaq”) under the symbol “INTZ.” On March 1, 2024, the last reported sale price of our common stock as reported by Nasdaq was $0.1883. There is no established public trading market for the Warrants and we do not expect a market to develop. In addition, we have not listed, and do not intend to list, the Warrants on Nasdaq or any other national securities exchange, or on any other nationally recognized trading system.

As previously reported by the Company, on March 4, 2024, the Company’s Board of Directors approved entry into an inducement letter (the “Inducement Letter”) to lower the exercise price of the Warrants. Pursuant to the terms of the Inducement Letter, the Company offered holders of the Warrants the opportunity to exercise the Warrants, in accordance with the terms of the Warrants, at a reduced exercise price of $0.19 per share, during the period beginning on March 4, 2024 and continuing through March 19, 2024.

You should review carefully the risks described in the section of the Prospectus titled “Risk Factors” and the documents referred to therein before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Placement Agent

Wellington Shields & Co. LLC

Prospectus Supplement dated March 4, 2024.